Exhibit 107

Rule 457 Calculation of Filing Fee Tables

Form S-1

(Form Type)

Jushi Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Subordinate Voting Shares, no par value	457(c)	48,760,954	$1.74	$84,844,059.96	$0.0000927	$7,865.04
Total Offering Amounts					$84,844,059.96		$7,865.04
Total Fees Previously Paid							$0
Total Fee Offsets							$0
Net Fee Due							$7,865.04

(1)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the last reported sales price of the Registrant’s Subordinated Voting Shares as reported by the OTCQX Best Market on July 18, 2022.

(2)	Calculated pursuant to Rule 457(c) based on an estimate of the proposed maximum aggregate offering price.